Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Sales of $26,077,549 and
Net Income Available to Common Shareholders of $214,466 or $0.01 per Diluted Share for the Quarter Ended July 2, 2017

SARASOTA, Fla. - (BUSINESS WIRE) – August 7, 2017 - Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the second fiscal quarter ended July 2, 2017.

“The second quarter proved to be difficult, with rapidly increasing volumes in our European plant being offset by declining volumes in our North America plant, as the US auto market has softened” stated Howard R. Curd, Chairman and Chief Executive Officer. “While we are certainly not pleased with our results this quarter, we are taking dramatic action to improve productivity and cut costs at all global operations. This will lead to better operating performance as we progress through the second half of this year,”

Net Sales

Three Months Ended July 2, 2017

Net Sales for the second fiscal quarter ended July 2, 2017 were $26,077,549 versus $27,333,869 for the previous year, a decline of 4.6%.  Excluding changes in currency, Net Sales would have declined only 1.4% for the quarter. Global automotive sales which accounted for over 67% of overall sales for the quarter, declined 5.4% versus the previous year. The decline was primarily attributable to lower US domestic automotive volume, where industry production levels have slowed versus the second quarter of the previous year.  European automotive business continued to record strong improvement versus the previous year.

Net Sales for the Industrial Sector (33% of total Net Sales) declined 2.9% for the second fiscal quarter versus the previous year. This decline was less than the decline of the first quarter as sales to major off-highway equipment manufacturers showed improvement versus recent quarterly trends. The decline was partially offset by increases in the decorative and contract furnishings markets.

Six Months Ended July 2, 2017

Net Sales for the six months ended July 2, 2017 were $51,835,978 versus $52,301,464 for the previous year, a decline of 0.9%.  Excluding changes in currency, Net Sales would have increased 3.0% for the period. Global automotive sales for the six months ended July 2, 2017 increased 2% versus the previous year. European automotive business for the six months ended July 2, 2017 showed record improvement versus the previous year. This improvement was partially offset by the decline attributable to the lower US domestic automotive volume.

Net Sales for the Industrial Sector decreased 6.4% for the six months end July 2, 2017 versus the previous year. The decline in this sector slowed as sales during the current quarter to major off-highway equipment manufacturers showed improvements. The decline was partially offset by increases in the decorative and contract furnishings markets.

Operating Income

Three Months Ended July 2, 2017

Operating Income for the second fiscal quarter was $1,644,302 versus $2,614,414 for the second quarter of the previous year, a decline of 37.1%. The principal reason for the decline was a contraction in Gross Profit Margins to 20.5% from 24.4% in the second quarter of the previous year. Negatively affecting margins in the second quarter of this fiscal year by approximately 2% were global raw material price increases, principally due to inflation in the U.K. caused by a weaker British Pound Sterling. In addition, general operating inefficiencies, due to the decline in production levels as a result of lower US automotive sales combined with start-up issues at the European operation caused by the ramp up for new automotive platforms contributed to the decline in Gross Profit Margins.

Total Operating Expenses for the second fiscal quarter declined by $352,459 or 8.7% as the Company continues to focus on cost reduction programs to reduce General and Administrative overhead. Also contributing to the reduction was the currency effect of $158,000.

Six Months Ended July 2, 2017

Operating Income for the six months was $3,380,182 versus $4,487,868 for the six months of the previous year, a decline of 24.7%. The principal reason for the decline was a contraction in Gross Profit Margins to 20.7% from 23.7% in the six months of the previous year. As highlighted above, margins for the six months were negatively affected by approximately 1.5% from global raw material price increases principally due to inflation in the U.K. caused by a weaker British Pound Sterling. In addition, general operating inefficiencies, due to the decline in production levels as a result of lower US automotive sales combined with start-up issues at the European operation caused by the ramp up for new automotive platforms, contributed to the decline in Gross Profit Margins.

Total Operating Expenses for the six months ended July 2, 2017 declined by $565,198 or 7.2%, due to the focus on cost reduction programs to reduce General and Administrative overhead and the currency effect of $346,000.

Net Income Available to Common Shareholders

Three Months Ended July 2, 2017

Net Income Available to Common Shareholders declined in the second fiscal quarter to $214,466 from $1,181,726 in the second quarter of the previous year, as a result of the lower Gross Profit Margins. The tax provision was $191,343 for the three months ended July 2, 2017 compared to $198,134 for the prior year. The overall effective tax rate was higher for the current year due to UK taxes. Earnings per common share were $0.01 for the three months ended July 2, 2017 compared to $0.06 for the prior year.

Six Months Ended July 2, 2017

Net Income Available to Common Shareholders for the six months ended July 2, 2017 declined to $685,242 from $1,615,829 in the first six months of the previous year, principally due to the lower Gross Profit Margins. The tax provision was $425,929 for the six months ended July 2, 2017 compared to $327,900 for the period in the prior year. The overall effective tax rate was higher for the current year due to UK taxes. Earnings per common share were $0.04 for the six months ended July 2, 2017 compared to $0.09 for the prior year.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on August 7, 2017.  The Company will have comments on the quarter in an earnings conference call on August 8, 2017 at 9:00 am (EDT).

Persons wishing to access the conference call may do so by dialing 888-428-9498 (U.S.) and 719-325-2351 (International), and using the ID # 9457766.  Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/index.php?id=125791) in the investor relations section. A replay of the conference call will be available beginning Tuesday August 8, 2017 through November 8, 2017 by calling 844-512-2921 (US) or 412-317-6671 (International) and Pin # 9457766.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2016 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

	(Unaudited)
ASSETS	July 2, 2017	January 1, 2017
CURRENT ASSETS
Cash and cash equivalents	$1,103,761	$1,321,586
Accounts receivable, net	17,161,964	14,555,463
Inventories, net	19,296,911	17,046,171
Other current assets	1,357,898	1,183,932
Related party receivable	24,750	25,456
Total Current Assets	38,945,284	34,132,608
PROPERTY AND EQUIPMENT, NET	14,756,079	13,611,494
OTHER ASSETS
Intangible assets	3,224,341	3,133,564
Goodwill	1,079,175	1,079,175
Other long-term assets	6,903,506	6,665,375
Total Other Assets	11,207,022	10,878,114
TOTAL ASSETS	$64,908,385	$58,622,216
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$717,220	$679,494
Lines of credit	18,024,806	16,799,592
Current maturities of long-term debt	1,007,494	851,988
Current maturities of capital lease obligations	381,316	368,718
Accounts payable	10,263,688	7,331,213
Accrued expenses	4,457,360	3,645,526
Related party obligation	373,779	371,161
Current portion of postretirement benefit liability - health and life	158,527	158,527
Total Current Liabilities	35,384,190	30,206,219
LONG-TERM LIABILITIES
Long-term debt, less current portion	2,108,442	1,994,910
Capital lease obligations, less current portion	709,007	856,171
Related party lease financing obligations	2,158,080	2,162,151
Long-term debt to related parties	2,643,150	2,826,907
Postretirement benefit liability - health and life, less current portion	2,878,079	2,883,684
Other long-term liabilities	793,089	792,027
Total Long-Term Liabilities	11,289,847	11,515,850
Total Liabilities	46,674,037	41,722,069
STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,698,030 and 18,727,782 shares issued and outstanding as of July 2, 2017 and January 1, 2017, respectively	18,698	18,728
Additional paid-in capital	34,760,729	34,653,894
Accumulated deficit	(16,489,572)	(17,174,814)
Accumulated other comprehensive loss	(1,136,332)	(1,678,486)
Total Stockholders' Equity	18,234,348	16,900,147
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,908,385	$58,622,216

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

NET SALES	$26,077,549	$27,333,869	$51,835,978	$52,301,464

COST OF GOODS SOLD	20,740,966	20,674,715	41,123,248	39,915,850

Gross Profit	5,336,583	6,659,154	10,712,730	12,385,614

OPERATING EXPENSES:
Selling	1,325,397	1,390,339	2,610,344	2,772,982
General and administrative	1,929,780	2,179,088	3,751,246	4,220,922
Research and development	437,104	475,313	970,958	903,842
OPERATING EXPENSES	3,692,281	4,044,740	7,332,548	7,897,746

Operating Income	1,644,302	2,614,414	3,380,182	4,487,868

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(408,794)	(421,225)	(798,650)	(838,413)
Other income (expense)	(92,379)	(88,564)	6,875	(262,060)
Net Other Expense	(501,173)	(509,789)	(791,775)	(1,100,473)

INCOME BEFORE TAX PROVISION	1,143,129	2,104,625	2,588,407	3,387,395

TAX PROVISION	191,343	198,134	425,929	327,900

NET INCOME	951,786	1,906,491	2,162,478	3,059,495

Preferred stock dividend	(737,320)	(724,765)	(1,477,236)	(1,443,666)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$214,466	$1,181,726	$685,242	$1,615,829

EARNINGS PER COMMON SHARE:
Basic	$0.01	$0.06	$0.04	$0.09
Diluted	$0.01	$0.06	$0.04	$0.09
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,704,024	18,838,608	18,713,625	18,851,014
Diluted	18,809,598	18,893,949	18,810,191	18,906,355